Exhibit 99.1

Harbin Electric to Acquire Industrial Rotary Motor Business

Strategic acquisition is expected to extend product range and strengthen industry leadership

Harbin, China, March 28, 2008 - Harbin Electric, Inc., (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a market leader in customized linear motors, motor/controller automation systems, automobile specialty micro-motors, and other special motors, today announced that Harbin Tech Full Electric Co. Ltd., a wholly owned subsidiary of the Company (“Harbin Tech-Full”) has signed a letter of intent (the “Letter of Intent”) to acquire Weihai Hengda Electric Motor Co. Ltd. (“Hengda Electric Motor”) and Wendeng Second Electric Motor Factory (“Wendeng Second Electric Motor”) that is operated and managed by Hengda Electric Motor.

Founded in 1996, Hengda Electric Motor is based in China’s costal Weihai City, Shandong Province. Hengda Electric Motor manufactures and distributes various industrial rotary motors such as high/low voltage motors, AC/DC motors and speed control motors through its well managed sales network and distribution channels. In 2005, Hengda Electric Motor received the “National Inspection-free Product” award for its products from the General Administration of Quality Supervision, Inspection and Quarantine of the PRC. Hengda Electric Motor’s registered trademark “Wenbao” was named by the State Administration for Industry & Commerce as one of the "Chinese Most Well-known Trademarks" in 2007.

Hengda Electric Motor is currently 97.15% owned by Wendeng Second Electric Motor which is controlled by the People’s Government of Zhangjiachan Township, Wendeng County under the jurisdiction of Weihai City. The remaining 2.85% of Hengda Electric Motor is owned by the Committee of the Labor Union of Wendeng Second Electric Motor. In response to the economic reform through privatization initiative proposed by the People’s Government of Zhangjiachan Township, the current shareholders of Hengda Electric Motor have agreed to sell 100% of the shares of Hengda Electric Motor to Harbin Tech Full.

Wendeng Second Electric Motor is operated and managed by Hengda Electric Motor. In connection with the share acquisition of Hengda Electric Motor, Harbin Tech Full has also agreed to purchase the entire assets owned by Wendeng Second Electric Motor.

“Hengda Electric Motor is a perfect fit in our growth strategy and this acquisition represents a compelling opportunity for Harbin Electric and its shareholders. By expanding the product portfolio to include rotary motors, we will be able to offer a full range of electric motors from linear motors, to specialty micro-motors, and to rotary motors. We believe that this expansion of our product line will further enhance the leading position of the Company in the Chinese electric motor industry.” said Chairman and Chief Executive Officer Tianfu Yang.

“Our Board of Directors has carefully evaluated the terms of the transaction and has determined that the valuation is very attractive for the Company. Our Board believes that this acquisition will create long-term value for our shareholders,” Chairman Yang continued, “We have identified clear profit improvement opportunities from the acquisition. Overall, we see low integration risk and significant upside potential. Upon completion of the acquisition, we intend to deploy best manufacturing practices to strengthen the operations of Hengda Electric Motor. We expect that its well-known brand name, well-managed distribution channel, and broad customer base will also enhance the Company’s existing strengths. For all these reasons, we are confident that this acquisition will enhance our competitiveness. ”

Pursuant to the terms of the Letter of Intent, the parties have agreed that Harbin Tech Full will pay no higher than either (1) ten (10) times the total net profit that Hengda Electric Motor and Wendeng Second Electric Motor generated in the last consecutive 12 months prior to March 31, 2008 (March 2008 included); or (2) the value appraised by a third party evaluation agent agreed by both parties in consideration for the purchase of the Hengda Electric Motor shares and the asset purchase from Wendeng Second Electric Motor. The final financial terms of the transaction will be determined within twenty days after the signing date of the Letter of Intent (signed on March 27, 2008) and the acquisition is scheduled to complete within ninety days after the signing date of the Letter of Intent. Pursuant to the terms of the Letter of Intent, the Company agreed to pay Hengda Electric Motor a deposit of RMB 5 million (approximately US$ 712,962) by no later than April 8, 2008. Harbin Electric will publicly disclose Hengda Electric Motors’s audited financial statements upon completion of Hengda Electric Motor’s auditing process.

The Company expects to finance the acquisition using existing cash and may seek additional funds through either a debt or equity financing.

About Harbin Electric, Inc.:

Harbin Electric, headquartered in Harbin, China, is a market leader in linear motors, motor/controller automation systems, automobile specialty micro-motors, and other specialty motors. It is the first and currently, to our knowledge, the only Chinese company to provide product development and integrated production tailored to customer applications in this industry. The Company takes pride in its environmental and social policies, providing customers with energy efficient products and employees with a family-friendly working environment, based on competitive compensation and humane work schedules.

Harbin Electric emphasizes technology, innovation and creativity in its award-winning research and development (R&D) efforts. It recruits professional engineering and operating talent worldwide and through collaboration with top scientific institutions. Its ISO certified manufacturing facility is equipped with state-of-the-art production lines and quality control systems to ensure product quality.

China’s rapidly expanding economy together with its government policy supporting the industry provides a sizeable market opportunity for Harbin Electric. To learn more about Harbin Electric, visit www.harbinelectric.com.

Safe Harbor Statement
The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2007. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,”, “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company’s future performance, operations and products.

For investor and media inquiries, please contact:

Harbin Electric, Inc.

In China
Tel: 86-451-8611-6757
E-mail: MainlandIR@Tech-full.com

In the U.S.
Christy Shue
Executive VP, Finance & Investor Relations
Tel: 631-312-8612
E-mail:cshue@HarbinElectric.com

Source: Harbin Electric Inc.